Exhibit 3.30

Number: BC0894591

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that THOMPSON CREEK SERVICES ULC was incorporated under the Business Corporations Act on November 4, 2010 at 10:10 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On November 4, 2010 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada